Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

National General Holdings Corp.
New York, New York
We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 23, 2017 (except for the restatement described in Note 3 to the 2017 financial statements which are not presented herein which is as of February 26, 2018), relating to the consolidated financial statements and financial statement schedules of National General Holdings Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP
New York, New York
May 7, 2019